Exhibit D-15
STATE OF INDIANA
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INDIANA UTILITY REGULATORY COMMISSION
302 W. WASHINGTON STREET, ROOM E306


                                        June 23, 2000

Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

RE:  NISource, Inc. and Columbia Energy Group
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Dear Mr. Katz:

          The Indiana Utility Regulatory Commission (IURC) received an inquiry regarding our ability to continue to monitor possible cross-subsidization issues between NISource's subsidiary Northern Indiana Public Service Company (NIPSCO) and Columbia Energy Group (Columbia) as a result of the acquisition of Columbia by NISource. The IURC believes based on Indiana Code 8-1-2-49, that NIPSCO and Columbia are "affiliated interests" and, as such, NIPSCO must file any contract between it and Columbia. Specifically, Indiana Code 8-1-2-49 provides, in part, that:

          [I]f it be found that any such contract is not in the public interest, the commission after investigation and hearing is - authorized to disapprove such contract.

Based on this statutory authority, and other related statutes, the Commission believes that it has jurisdiction to monitor the activities of NIPSCO to ensure that cross-subsidization between NIPSCO and Columbia or any other affiliate does not occur.

          The foregoing opinion is given with the understanding that NISource will operate Columbia and NIPSCO as separate subsidiaries of NISource and that Columbia and NIPSCO will not be merged into a single company. The Commission reserves the right to alter this opinion in the event that there are material changes between NIPSCO and Columbia, NISource and its affiliates, or this Commission's statutory authority.

Jonathan G. Katz
June 23, 2000
Page 2.

          Finally, the IURC advises that Northern Indiana has operated in Indiana as a combination electric and gas utility, with overlapping service territories, continuously since 1912, and such combined electric and gas operations are in conformity with our policies and Indiana law.

                                        Sincerely,

                                        /s/ William D. McCarty

                                        William D. McCarty
                                        Chairman